Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Shelly Hubbard	Eric Smith
Phone: 612-518-5406	Phone: 901-573-9156
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

VISTA OUTDOOR REPORTS RECORD THIRD QUARTER FY22 FINANCIAL RESULTS

•Record Sales up 38% to $795 Million, GAAP EPS of $2.00 and Adjusted EPS of $2.10
•EBIT and EBITDA Margins of 20% and 22%, Respectively; Net Debt Leverage Ratio of 1.0x
•Closes Acquisition of Stone Glacier in Q4 Expanding TAM in Adjacent Categories, High Growth Opportunity
•Raises FY22 Guidance: Sales of $2.97 Billion to $3 Billion, GAAP EPS of $7.82 to $7.92, and Adjusted EPS
of $8.00 to $8.10; Well Above 3-Year Targets Reflecting Roughly 35% Sales and 120% Adjusted EPS Growth
•Authorizes New $200 Million Share Repurchase Program

Anoka, MN, February 3, 2022 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 39 renowned brands that design, manufacture and market sporting and outdoor products to consumers around the globe, today reported financial results for the third quarter of its Fiscal Year 2022 (FY22), which ended on December 26, 2021.

“Our record third quarter results demonstrate that we're successfully executing on our Value Creation strategy and reflect continued high consumer demand for our products," said Chris Metz, Chief Executive Officer. "The power of our brands, combined with our continuous introduction of innovative new products, and lean cost structure has allowed us to offset cost increases through targeted pricing action while absorbing some costs through operational efficiencies to maintain profitable growth across our portfolio. With the acquisition of Stone Glacier, our seventh acquisition in less than 18 months, Vista Outdoor is building a resilient and diverse portfolio and expanding our total addressable market across multiple outdoor recreation categories. We are also pleased to announce a new $200 million share repurchase program, which is a testament to the confidence we have in our brands, our team and our future. Looking ahead, we are positioned to deliver long-term, sustainable results for our shareholders, customers, employees and other stakeholders.

“Two years into the pandemic, people continue to find enjoyment in their newly acquired and rediscovered outdoor passions. We continue to see increasing levels of activity and participation across outdoor recreation whether it be golfing, camping, hiking, biking, hunting or recreational shooting. Whatever their chosen activity, Vista Outdoor will continue to be there with brands they trust to deliver innovative, quality products that enhance their outdoor experiences. Our team's perseverance to deliver against our goals through unprecedented challenges is nothing short of remarkable. I have the utmost confidence that we will continue to rise to the occasion no matter what comes our way in 2022 and beyond,” concluded Metz.

During the quarter ended December 26, 2021, Vista Outdoor realigned its reportable segments to better reflect how its businesses are managed and provide greater visibility into each business' financial performance. All of the business units that rely predominately on third-party manufacturing are captured in the Outdoor Products segment. As a result of these changes, its Hunting and Shooting operating segment is now included in its Outdoor Products reportable segment and has been renamed Outdoor Accessories. Its Ammunition operating segment is now presented in its own reportable segment, which has been renamed Sporting Products. For more information regarding this change, see below under "Changes in Segment Reporting".

The changes in segment reporting have no impact on the Company's historical consolidated financial position, results of operations or cash flows.

Historical segment information restated to conform to the new reporting structure is available as supplemental financial information on the Company's website at www.investors.vistaoutdoor.com.

For the three months ended December 26, 2021 versus the three months ended December 27, 2020:

•Sales increased 38 percent to $795 million driven by strong double-digit growth across both operating segments.

•Gross profit rose 72 percent to $281 million and gross profit margin improved by 702 basis points to 35 percent.

•Operating expenses were 15 percent of sales, gaining leverage of 98 basis points. Adjusted operating expenses were 15 percent of sales, gaining leverage of 107 basis points.

•Earnings before interest and taxes (EBIT) increased to $159 million, from $87 million. Adjusted EBIT increased to $166 million, up 127 percent from $73 million. Adjusted EBIT margins increased 818 basis points to 21 percent.

•Interest expense increased 19 percent to $7 million.

•Fully Diluted Earnings per Share (EPS) was $2.00, compared with $1.31. Adjusted EPS was $2.10, up 104 percent compared with $1.03.

•Cash flow provided by operating activities was $114 million, compared with $109 million. Free cash flow generation was $105 million, compared with $104 million, driven primarily by higher accounts receivable payments, partially offset by investments in inventory to meet heightened demand.

For the three months ended December 26, 2021 segment results versus the three months ended December 27, 2020:

Sporting Products

•Sales rose 60 percent to $460 million, driven by both organic growth including Remington and growth from our HEVI-Shot acquisition in the prior year.

•Gross profit increased 123 percent to $178 million. Margin expansion was driven by improved pricing, volume and mix as well as operating leverage driven by higher volume and operating efficiencies.

•EBIT increased 184 percent to $150 million.

Outdoor Products

•Sales increased 17 percent to $335 million, driven by double-digit growth in Outdoor Recreation and Action Sports as well as growth in Outdoor Accessories.
•Gross profit increased 25 percent to $105 million, primarily due to the acquisitions of higher margin brands including Foresight Sports and QuietKat as well as organic growth, partially offset by higher logistics and input costs as well as sales channel mix.

•EBIT increased 10 percent to $42 million primarily driven by our acquisition of Foresight Sports, partially offset by investments in selling and marketing expenses to support an increase in sales including the return to external customer events such as trade shows.

Please see the tables in the press release for a reconciliation of non-GAAP operating expense, EBIT, taxes, net income, earnings per share, and free cash flow to the comparable GAAP measures.

Share Repurchases

During the quarter, the Company repurchased 758,273 shares for a total of $30 million equating to an average share price of $39.41 as part of the $100 million share repurchase program approved by the Board of Directors and announced on May 6, 2021. From the inception of the program through the end of the third quarter, the Company has repurchased 2,281,956 shares for a total of $86 million. Subsequent to the third quarter, the Company repurchased an additional 337,000 shares for a total of $13.1 million.

New $200 Million Share Repurchase Program Authorization
On January 31, 2022, the Company’s Board of Directors approved a new two-year share repurchase program authorizing the Company to repurchase up to $200 million of its outstanding shares of Common Stock. The new program follows the near completion of the prior share repurchase program authorized on May 6, 2021.

Raising Outlook for Fiscal Year 2022

“In the third quarter, we delivered another quarter of record sales growth and strong margin expansion," said Sudhanshu Priyadarshi, Chief Financial Officer of Vista Outdoor. "We also delivered another quarter of strong free cash flow, enabling us to continue our balanced capital deployment strategy, simultaneously investing in organic and inorganic growth and returning excess capital to our shareholders via share repurchases, all while sustaining low leverage and a strong balance sheet. We are executing our strategy and maintaining prudent financial discipline to deliver long-term growth, profitability and returns for our shareholders.

"Looking ahead, we continue to see strong demand across our brand portfolio driven by new innovation, strategic acquisitions and a larger addressable market. As a result, we are raising our fiscal year 2022 guidance and reiterating our long-term targets beyond fiscal year 2022. This reflects our confidence in our strong underlying business fundamentals, high growth power brand portfolio, positioning in the marketplace and competitive advantages created by our shared resources, Centers of Excellence and nimble operating model," concluded Priyadarshi.

Vista Outdoor has continued to set new records in fiscal year 2022 driven by continued, strong performance, high demand for its brands, accretive acquisitions and strong execution across the portfolio. As a result, Vista Outdoor is raising its outlook for Fiscal Year 2022 while taking the impact of the current inflationary macroeconomic environment on profitability into consideration. This guidance, which includes the acquisitions of Stone Glacier, Fiber Energy Products, Foresight Sports, QuietKat, Venor, HEVI-Shot and Remington, is as follows:
•Sales in the range of $2.97 billion to $3 billion, approximately 35 percent growth, compared with $2.2 billion in FY21, exceeding 3-year targets
•Adjusted EBITDA margin in the range of 24 percent to 24.5 percent, surpassing 3-year targets
•Diluted GAAP earnings per share in the range of $7.82 to $7.92. Adjusted earnings per share of $8.00 to $8.10, approximately 120 percent growth, compared with $3.66 in FY21
•Free cash flow in the range of $275 million to $325 million

Vista Outdoor is reiterating the following assumptions for Fiscal Year 2022 on a full-year basis:
•Tax rate to be in the mid-20 percent range
•Interest expense to be in line with prior year adjusted interest expense
•Capital expenditures to be approximately 40 percent higher than FY21
•R&D expenses to be approximately 35 percent higher than FY21

Reiterating Long-Term Outlook Targets
Additionally, Vista Outdoor is reiterating its long-term targets issued at its Investor Day last May with performance at the high-end of these targets beyond FY22. During the current fiscal year, Vista Outdoor has outperformed its long-term targets and is expecting to report a strong finish to the year driven by new product innovation, strategic acquisitions, strong brands and pricing power as well as prudent financial discipline.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its third quarter FY22 financial results and outlook on February 3, 2022, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until February 25, 2022. The telephone number is 866-813-9403, and the confirmation code is 596375.

Changes to Segment Reporting

During the quarter ended December 26, 2021, Vista Outdoor realigned its reportable segments to better reflect how its businesses are managed and provide greater visibility into each business' financial performance. All of the business units that rely predominately on third-party manufacturing are captured in the Outdoor Products segment. As a result of these changes, its Hunting and Shooting operating segment is now included in its Outdoor Products reportable segment and has been renamed Outdoor Accessories. Its Ammunition operating segment is now presented in its own reportable segment, which has been renamed Sporting Products.

During fiscal year 2022, demand for its products has remained strong, while supply chain, logistics and other factors have affected the key metrics in evaluating the performance of the company's operating segments and in making resource allocation decisions. These factors also affect the qualitative characteristics previously used for aggregation of its operating segments.

The operating segments we are now aggregating into our Outdoor Products reportable segment rely primarily on international suppliers to manufacture the products they sell, which is impacting their economic characteristics in a similar manner. These operating segments also share other commonalities or risks, such as technology or intellectual property sharing, common regulated environments, similar input cost risks, and nature of their products. Consumers of the products in these operating segments are typically looking to upgrade or replace their products in a similar time frame. Based on the impact on their economic characteristics discussed above and the shared qualitative characteristics of these operating segments, we are now aggregating the Outdoor Accessories operating segment with the other operating segments in the Outdoor Products reporting.

Vista Outdoor's Ammunition operating segment primarily consists of ammunition businesses that have their own manufacturing facilities in the United States and therefore are subject to different factors impacting their economic characteristics and financial performance than the businesses in the Outdoor Products reportable segment. As a result, the Ammunition operating segment does not share commonalities with its other operating segments and, going forward, will be presented as a single reportable segment, Sporting Products.

Following these changes, Vista Outdoor will continue to have seven operating segments, aggregated into two reportable segments, Outdoor Products and Sporting Products.

The Outdoor Products reportable segment will consist of:
•Sports Protection operating segment, which includes the Bell and Giro businesses;
•Cycling operating segment, which is comprised of the QuietKat business;
•Outdoor Cooking operating segment, which includes the Camp Chef and Fiber Energy businesses;
•Hydration operating segment, which is comprised of the CamelBak business;
•Golf operating segment, which includes the Bushnell Golf and Foresight businesses; and
•Outdoor Accessories operating segment, which includes the Bushnell Optics, Primos, RCBS, BlackHawk!, and Eagle businesses.

The Sporting Products reporting segment will consist of:
•Ammunition-related businesses, including Federal, Remington, CCI, Speer and HEVI-Shot.

The changes in segment reporting have no impact on the Company's historical consolidated financial position, results of operations or cash flows.

Historical segment information restated to conform to the new reporting structure is available as supplemental financial information on the Company's website at www.investors.vistaoutdoor.com.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted gross profit, adjusted operating expenses, adjusted other income (expense), adjusted earnings before interest and tax (EBIT), adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, other income (expense), EBIT, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for inventory step-up, transaction costs, contingent consideration, transition costs, post-acquisition compensation, gain on sales of business, and release of tax valuation allowance. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, other income (expense), EBIT, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended December 26, 2021
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Taxes	Net Income	EPS
As reported	$281,470	$122,523	$—	$158,947	$(34,115)	$118,137	$2.00
Inventory step-up expense	1,247	—	—	1,247	(312)	935	0.02
Transaction costs	—	(1,930)	—	1,930	(482)	1,448	0.02
Contingent consideration	—	(956)	—	956	(55)	901	0.02
Transition costs	—	(513)	—	513	(128)	385	0.01
Post-acquisition compensation	—	(2,780)	—	2,780	(384)	2,396	0.04
As adjusted	$282,717	$116,344	$—	$166,373	$(35,476)	$124,202	$2.10

Three months ended December 27, 2020
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Taxes	Net Income	EPS
As reported	$163,232	$94,251	$18,467	$87,448	$(2,950)	$78,879	$1.31
Inventory step-up expense	400	—	—	400	(96)	304	0.01
Transaction costs	—	(3,309)	—	3,309	(794)	2,515	0.04
Transition costs	—	(640)	—	640	(154)	486	0.01
Gain on sale of business	—	—	(18,467)	(18,467)	4,432	(14,035)	(0.23)
Release of tax valuation allowance	—	—	—	—	(6,016)	(6,016)	(0.10)
As adjusted	$163,632	$90,302	$—	$73,330	$(5,578)	$62,133	$1.03

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended December 26, 2021 and December 27, 2020. EPS amounts may not foot due to rounding.

Three months ended December 26, 2021

During the three months ended December 26, 2021, we incurred cost of goods sold related to the fair value step-up in inventory from the Foresight acquisition purchase price allocation. The entire amount was expensed over the first inventory cycle. Given the infrequent and unique nature of this acquisition, the company feels these costs are not indicative of ongoing operations. The tax effect of the expense was calculated based on a blended statutory rate of approximately 25 percent.

During the three months ended December 26, 2021, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months ended December 26, 2021, we recognized non-cash expenses for the change in the estimated fair value of the contingent consideration payable related to our QuietKat and HEVI-Shot acquisitions. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. A portion of the contingent consideration costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months ended December 26, 2021, we incurred transition costs for our Foresight, Fiber Energy, Remington, and QuietKat businesses to integrate into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended December 26, 2021, we incurred post-acquisition compensation expense related to employee retention payments in connection with the Foresight, QuietKat and Venor acquisitions. Given the infrequent and unique nature of these acquisitions, we believe these costs are not indicative of ongoing operations. A portion of the post-acquisition compensation expenses are not deductible for tax, to which we applied a 0 percent blended tax rate. We applied a blended tax rate of 25 percent to the portion that is deductible.

As noted above, our reported tax expense of $(34,115) results in a tax rate of 22.4 percent and our adjusted tax expense of $(35,476) results in an adjusted tax rate of 22.2 percent.

Three months ended December 27, 2020

During the three months ended December 27, 2020, we incurred cost of goods sold related to the fair value step-up in inventory allocated from the Remington acquisition purchase price. The entire amount was expensed over the first inventory cycle. Given the infrequent and unique nature of this acquisition, the company feels these costs are not indicative of ongoing operations. The tax effect of the expense was calculated based on a blended statutory rate of approximately 24 percent.

During the three months ended December 27, 2020, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the three months ended December 27, 2020, we incurred transition costs for the Remington business to integrate the business into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of this acquisition, the company feels these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the three months ended December 27, 2020 we recognized a pretax gain on a divestiture of approximately $18,467. Given the infrequent and unique nature of this divestiture, the company feels these costs are not indicative of ongoing operations. The tax effect on the pretax gain was calculated based on a blended statutory rate of approximately 24 percent.

During the three months ended December 27, 2020, we reduced the tax valuation allowance by $6,016 to recognize the utilization of available tax assets to offset otherwise payable taxes, primarily driven by capital gains related to a divestiture. The tax assets arise from tax losses and other tax attributes that could not be realized in the then contemporaneous periods. Given the infrequent and unique nature of this tax situation, we do not believe the $6,016 reduction in tax expense is indicative of operations of the company.

As noted above, our reported tax (expense) benefit of $(2,950) results in a tax rate of 3.6 percent and our adjusted tax (expense) benefit of $(5,578) results in an adjusted tax rate of 8.2 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: inventory step-up, transaction and transition costs paid to date, contingent consideration, and post-acquisition compensation. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Three months ended December 26, 2021	Nine months ended December 26, 2021	Nine months ended December 27, 2020	Projected year ending March 31, 2022
Cash provided by operating activities	$114,286	$219,466	$307,319	$300,665–$350,665
Capital Expenditures	(10,389)	(24,828)	(17,603)	~(42,250)
Inventory step-up expense	(312)	(408)	(96)	(408)
Transaction costs	1,448	3,908	4,305	3,908
Contingent Consideration	(55)	(55)	—	(55)
Transition costs	238	440	486	440
Post-acquisition compensation	(300)	12,700	—	12,700
Free cash flow	$104,916	$211,223	$294,411	$275,000–$325,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for inventory step-up expense, transaction costs, contingent consideration, transition costs, and post-acquisition compensation is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY22 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including inventory step-up expense, transaction costs, contingent consideration, transition costs, and post-acquisition compensation	$7.82	$7.92
Inventory step-up expense	0.02	0.02
Transaction costs	0.06	0.06
Contingent consideration	0.02	0.02
Transition costs	0.01	0.01
Post-acquisition compensation	0.07	0.07
Adjusted EPS guidance	$8.00	$8.10

*NOTE: EPS amounts may not foot due to rounding.

EBITDA and Adjusted EBITDA Margins

EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled adjusted EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and adjusted EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.

Vista Outdoor is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. We serve a broad and diverse range of consumers around the globe, including outdoor enthusiasts, golfers, cyclists, backyard grillers, campers, hunters, recreational shooters, athletes, as well as law enforcement and military professionals. Our reporting segments, Outdoor Products and Sporting Products, provide these consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. Our operating model leverages shared resources across brands to achieve levels of excellence and performance that would be out of reach for any one brand on its own. Brands include Remington Ammunition, Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fiber Energy Products, Bell Helmets, Camp Chef, Giro, QuietKat, Stone Glacier, Federal Ammunition and more. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit our website at www.vistaoutdoor.com.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three months ended		Nine months ended
(Amounts in thousands except per share data)	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Sales, net	$794,654	$574,679	$2,236,026	$1,628,998
Cost of sales	513,184	411,447	1,414,208	1,178,508
Gross profit	281,470	163,232	821,818	450,490
Operating expenses:
Research and development	7,478	5,483	19,786	15,855
Selling, general, and administrative	115,045	88,768	308,690	242,355
Earnings before interest, income taxes, and other	158,947	68,981	493,342	192,280
Other income, net	—	18,467	—	18,467
Earnings before interest and income taxes	158,947	87,448	493,342	210,747
Interest expense, net	(6,695)	(5,619)	(18,302)	(17,752)
Earnings before income taxes	152,252	81,829	475,040	192,995
Income tax (provision) benefit	(34,115)	(2,950)	(114,638)	6,005
Net income	$118,137	$78,879	$360,402	$199,000
Earnings per common share:
Basic	$2.07	$1.35	$6.26	$3.42
Diluted	$2.00	$1.31	$6.07	$3.34
Weighted-average number of common shares outstanding:
Basic	57,162	58,303	57,540	58,183
Diluted	59,066	60,101	59,404	59,594

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 26, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$39,641	$243,265
Net receivables	384,264	301,575
Net inventories	599,227	454,504
Income tax receivable	40,628	37,870
Other current assets	38,505	27,018
Total current assets	1,102,265	1,064,232
Net property, plant, and equipment	206,104	197,531
Operating lease assets	79,412	72,400
Goodwill	466,864	86,082
Net intangible assets	456,387	314,955
Deferred charges and other non-current assets, net	50,836	29,739
Total assets	$2,361,868	$1,764,939
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$174,517	$163,839
Accrued compensation	50,697	63,318
Federal excise, use, and other taxes	41,279	23,092
Other current liabilities	150,924	120,568
Total current liabilities	417,417	370,817
Long-term debt	715,981	495,564
Deferred income tax liabilities	11,454	8,235
Long-term operating lease liabilities	82,085	77,375
Accrued pension and postemployment benefits	28,220	33,503
Other long-term liabilities	76,386	42,448
Total liabilities	1,331,543	1,027,942

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 56,550,784 shares as of December 26, 2021 and 58,561,016 shares as of March 31, 2021	566	585
Additional paid-in capital	1,737,650	1,731,479
Accumulated deficit	(333,634)	(694,036)
Accumulated other comprehensive loss	(81,997)	(83,195)
Common stock in treasury, at cost — 7,413,655 shares held as of December 26, 2021 and 5,403,423 shares held as of March 31, 2021	(292,260)	(217,836)
Total stockholders' equity	1,030,325	736,997
Total liabilities and stockholders' equity	$2,361,868	$1,764,939

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine months ended
(Amounts in thousands)	December 26, 2021	December 27, 2020
Operating Activities:
Net income	$360,402	$199,000
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	33,980	33,625
Amortization of intangible assets	18,031	14,845
Amortization of deferred financing costs	1,057	1,133
Gain on sale of business	—	(18,467)
Deferred income taxes	(1,287)	2,449
Loss on disposal of property, plant, and equipment	223	1,850
Share-based compensation	20,562	10,013
Changes in assets and liabilities:
Net receivables	(78,120)	(1,786)
Net inventories	(131,994)	6,966
Accounts payable	4,367	28,067
Accrued compensation	(13,947)	4,015
Accrued income taxes	667	(36,027)
Federal excise, use, and other taxes	8,977	4,729
Pension and other postretirement benefits	(1,536)	(6,680)
Other assets and liabilities	(1,916)	63,587
Cash provided by operating activities	219,466	307,319
Investing Activities:
Capital expenditures	(24,828)	(17,603)
Proceeds from sale of business	—	23,654
Acquisition of businesses, net of cash received	(528,508)	(81,691)
Proceeds from the disposition of property, plant, and equipment	383	25
Cash used for investing activities	(552,953)	(75,615)
Financing Activities:
Borrowings on lines of credit	300,000	73,077
Payments on lines of credit	(80,000)	(240,333)
Payments made for debt issuance costs	(1,053)	—
Purchase of treasury shares	(86,121)	—
Proceeds from exercise of stock options	325	1,100
Payment of employee taxes related to vested stock awards	(3,087)	(576)
Cash provided by (used) for financing activities	130,064	(166,732)
Effect of foreign exchange rate fluctuations on cash	(201)	120
(Decrease) increase in cash and cash equivalents	(203,624)	65,092
Cash and cash equivalents at beginning of period	243,265	31,375
Cash and cash equivalents at end of period	$39,641	$96,467